Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 9, 2006

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q4 Earnings Increase 31%

PHILADELPHIA – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced record earnings of $35.6 million for the fourth quarter ended January 31, 2006, a 31% increase over the comparable quarter last year. Fourth quarter diluted earnings per share rose to $0.21 this year versus $0.16 in the prior year.

As previously stated, net sales for the fourth quarter jumped by 27% to a record $318.6 million. The increase over the prior year was attributed to:

•	New and noncomparable store sales increases of $35.6 million

•	An 8% increase in total Company comparable store sales

•	A 28% rise in direct-to-consumer sales

•	A 110% jump in wholesale sales

Comparable store sales at Anthropologie, Free People and Urban Outfitters were up 2%, 21% and 13%, respectively, for a combined 8% increase versus a combined 13% ‘comp’ increase for the same quarter last year.

“The final three months of the fiscal year continued our string of record-breaking quarters and capped-off what was easily our finest year to date,” said Richard A. Hayne, Chairman and President. “We produced strong ‘comp’ store sales gains in every quarter of Fiscal ’06, finishing the year with an annual combined ‘comp’ store sales gain of 11%. Operating margins for the year grew by more than 100 basis points. In addition, we opened thirty-three new stores and delivered exceptional growth in both our direct-to-consumer and wholesale channels of distribution.”

“February, the first month in our new fiscal year, was a weak month for our stores, but strong for our direct businesses,” Mr. Hayne added. “We remain cautious about our overall business until we navigate through the seismic shift in women’s fashion that occurred late last year and customer feedback becomes more consistent. Thus far during the quarter, sales in comparable stores are running below our plan and the previous year, while the direct and wholesale businesses are running nicely ahead,” Mr. Hayne concluded.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Urban Outfitters store sales	$144,205	$112,241	$508,106	$384,371
Anthropologie store sales	115,837	98,814	395,157	320,621
Direct-to-consumer sales	42,665	33,434	130,581	93,913
Free People sales	15,882	7,134	58,263	28,845

Total net sales	$318,589	$251,623	$1,092,107	$827,750

For the quarter, gross profit margins decreased by 37 basis points versus the comparable quarter last year. This decrease was primarily due to higher markdowns to clear seasonal goods. This decrease more than offset increases in initial margins and favorable store occupancy costs resulting from last year’s lease accounting adjustment. For the year, gross profit margins increased by 15 basis points as a result of favorable store occupancy costs which more than offset increases in merchandise markdowns when compared to the previous year.

As of January 31, 2006, total Company inventories grew by $41.4 million on a year-over-year basis. The acquisition of inventory to stock new retail stores and the growth demands in both the direct-to-consumer and wholesale channels were the primary factor for this increase. On a comparable store basis, inventories grew by 13.1% versus the prior year.

The Board has approved a stock repurchase program. The program authorizes the Company to repurchase up to 8,000,000 shares from time-to-time, based upon prevailing market conditions.

For the quarter and twelve months, selling, general and administrative expenses, expressed as a percentage of sales, were flat and decreased by 94 basis points, respectively, versus the same periods of the prior year. For the twelve months, the improvement was primarily a result of store-related cost control and leveraging of store and back-office expenses.

During the year ended January 31, 2006, the Company opened 14 new Anthropologie stores, 4 new Free People stores, and 15 new Urban Outfitters stores, or 33 new stores in total. The Company plans to open 35 to 38 new stores, including 3 to 5 new Free People stores, during the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 90 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site; 79 Anthropologie stores in the United States; an Anthropologie catalog and web site: and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 6 Free People stores, a web site and catalog as of January 31, 2006.

A conference call will be held today to discuss fourth quarter and annual results and will be web cast at 11:00 a.m. EST on: http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=1211796

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2006	2005	2006	2005
Net sales	$318,589	$251,623	$1,092,107	$827,750
Cost of sales, including certain buying, distribution and occupancy costs	192,687	151,243	643,501	489,000

Gross profit	125,902	100,380	448,606	338,750
Selling, general and administrative expenses	73,105	57,712	240,907	190,384

Income from operations	52,797	42,668	207,699	148,366
Other income, net	1,587	948	4,698	1,826

Income before income taxes	54,384	43,616	212,397	150,192
Income tax expense	18,791	16,540	81,601	59,703

Net income	$35,593	$27,076	$130,796	$90,489

Net income per common share:
Basic	$0.22	$0.17	$0.80	$0.56

Diluted	$0.21	$0.16	$0.77	$0.54

Weighted average common shares outstanding:
Basic	164,314,810	162,699,520	163,717,726	161,419,898

Diluted	170,481,054	169,164,264	169,936,041	167,303,450

PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	60.5	60.1	58.9	59.1

Gross profit	39.5	39.9	41.1	40.9
Selling, general and administrative expenses	22.9	22.9	22.1	23.0

Income from operations	16.6	17.0	19.0	17.9
Other income, net	0.5	0.4	0.4	0.2

Income before income taxes	17.1	17.4	19.4	18.1
Income tax expense	5.9	6.6	7.5	7.2

Net income	11.2%	10.8%	11.9%	10.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$49,912	$29,731
Marketable securities	141,883	125,953
Accounts receivable, net of allowance for doubtful accounts of $445 and $586, respectively	14,324	8,364
Inventories	140,377	98,996
Other current assets	38,687	24,824

Total current assets	385,183	287,868
Property and equipment, net	299,291	192,792
Marketable securities	64,748	63,457
Deferred income taxes and other assets	19,983	12,567

	$769,205	$556,684

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$41,291	$39,102
Other current liabilities	92,217	59,169

Total current liabilities	133,508	98,271
Deferred rent	74,817	56,169

Total liabilities	208,325	154,440

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized; none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized; 164,831,477 and 162,894,888 issued and outstanding, respectively	17	17
Additional paid-in capital	138,050	109,421
Unearned compensation	(3,905)	(5,058)
Retained earnings	426,190	295,394
Accumulated other comprehensive income	528	2,470

Total shareholders’ equity	560,880	402,244

	$769,205	$556,684

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,
	2006	2005
Cash flows from operating activities:
Net income	$130,796	$90,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,340	31,858
Provision for deferred income taxes	(6,870)	(2,884)
Tax benefit of stock option exercises	13,399	13,468
Stock compensation	1,153	708
Net gain on disposition of property and equipment	(631)	—
Changes in assets and liabilities:
Increase in accounts receivables	(6,002)	(1,635)
Increase in inventories	(41,597)	(35,651)
Increase in other assets	(14,201)	(6,231)
Increase in liabilities	33,805	59,873

Net cash provided by operating activities	149,192	149,995

Cash flows from investing activities:
Capital expenditures	(127,730)	(75,141)
Proceeds on disposition of property and equipment	3,769	—
Purchases of marketable securities	(416,018)	(586,093)
Sales and maturities of marketable securities	396,304	530,301

Net cash used in investing activities	(143,675)	(130,933)

Cash flows from financing activities:
Exercise of stock options	15,229	6,917

Net cash provided by financing activities	15,229	6,917

Effect of exchange rate changes on cash and cash equivalents	(565)	433

Increase in cash and cash equivalents	20,181	26,412
Cash and cash equivalents at beginning of period	29,731	3,319

Cash and cash equivalents at end of period	$49,912	$29,731